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                                                                    Exhibit 99.1


    Gap Inc. CEO and President Millard S. Drexler Announces Plans to Retire;
                        Board Launches Search for New CEO

SAN FRANCISCO -- May 21, 2002 -- Millard S. Drexler, CEO and President of Gap Inc. (NYSE:GPS), today announced his plans to retire later this year as soon as the Board of Directors appoints a new CEO and President.

Commenting on his decision, Mr. Drexler said: "I've always loved being close to merchandise, customers and the creative parts of our business. In a company the size of ours, the broader demands of being CEO have pulled me away from the things I'm most passionate about.

"I believe Gap, Old Navy and Banana Republic are now in a position to offer the product assortments our customers expect and that reflect what our brands have always stood for," Mr. Drexler said. "The time is right for me to move on, and for the company to bring in new leadership to take the business forward."

Board Chairman Donald G. Fisher, and board members Bob Fisher, Adrian Bellamy and Arun Sarin, were appointed to lead the search and find a successor as quickly as possible. In the interim, Mr. Drexler will continue in his current role as CEO and President, and acting President of the company's Gap brand. The company expects to name a new Gap brand president this summer.

"We respect Mickey's decision to retire after almost 19 years with the company," Mr. Fisher said. "Mickey's been a dynamic partner. His merchandising passion, creativity, and entrepreneurial instincts helped build three of the world's most well-known retail apparel brands.

"In launching a search for a new CEO and President, the board will be looking for someone with broad experience and leadership skills to move us forward, create sustainable growth for Gap, Old Navy and Banana Republic, and drive long-term shareholder value," Mr. Fisher said.

"As we make this transition, the board remains confident that our brands are making the changes necessary to begin generating improved performance," Mr. Fisher said. "So far in May, our consolidated comparable stores sales are better than the negative 17 percent we reported for first quarter."


Investor Relations:                                  Media Relations:
Michelle Weaver                                      Alan Marks
650-874-7780                                         415-427-6561

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Forward-Looking Statements
The information made available on this press release contains certain forward-looking statements which reflect Gap Inc.'s current view of future events and financial performance. Wherever used, the words "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, ongoing competitive pressures in the apparel industry, risks associated with challenging domestic and international retail environments, changes in the level of consumer spending or preferences in apparel, trade restrictions and political or financial instability in countries where the company's goods are manufactured and/or other factors that may be described in the company's annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.